Exhibit 99.1

For Release: August 5, 2009	Contact:	Wesley B. Wampler
**Teleconference**		Director, Investor Relations
August 6, 2009 10:00 A.M. (ET)		Phone: 540-949-3447
Domestic Dial in number: 877-407-8031		wamplerwes@ntelos.com
International Dial in number: 201-689-8031
Replay number: 877-660-6853
Confirmation Codes: Account #286; Conference ID: 328446
Audio webcast: http://ir.ntelos.com/

NTELOS Holdings Corp. Reports Second Quarter 2009 Operating Results

NTELOS’ Second Quarter Net Income of $17.3 million, or $0.41 per share

Record Quarterly Adjusted EBITDA of $60.3 million

Company Declares Quarterly Cash Dividend of $0.26 per Share

WAYNESBORO, VA – August 5, 2009 – NTELOS Holdings Corp. (NASDAQ: NTLS), a leading provider of wireless and wireline communications services (branded as NTELOS) in Virginia and West Virginia, today announced operating results for its second quarter of 2009.

Highlights for the quarter include:

•	Operating revenues for second quarter 2009 of $140.0 million, a 7% increase over second quarter 2008

•	Adjusted EBITDA (a non-GAAP measure) of $60.3 million, a quarterly record, up 5% from second quarter 2008 and 4% from first quarter 2009

•	Wireless adjusted EBITDA of $44.0 million, up 7% from second quarter 2008 and 3% from first quarter 2009

•	Wireless sales (gross additions) of 37,944, up 4% from second quarter 2008

•	Smart phone and data card sales were 31% of post pay gross additions, up from 11% in second quarter 2008

•	Wireless postpay data ARPU (a non-GAAP measure) up $0.51 or 5% from last quarter; up 40% from second quarter 2008

•	Wireline revenues from Dedicated Internet and Metro Ethernet connections increased 28% from second quarter 2008

•	Wireline IPTV customer penetration of homes passed was 21% at June 30, 2009

“We continue to experience strong year-to-date sales growth despite continued economic weakness nationally,” said James S. Quarforth, CEO of NTELOS Holdings Corp. “We are pleased with our increases in gross additions and we continue to see solid growth in our postpay data ARPU from new wireless data product offerings made possible by our recently completed EV-DO network upgrade. Our investments in wireline data provisioning have been equally successful, with significant revenue growth from second quarter last year in several of our strategic products.”

Recent Developments

EV-DO Upgrade Progress: The Company upgraded an additional 166 cell sites to the EV-DO Rev. A platform during the second quarter in the Richmond/Norfolk, Virginia markets. In total, 1,047 sites have been upgraded to EV-DO and this completed all sites planned for upgrade.

FRAWG Wireless: At the end of second quarter, NTELOS launched the FRAWG Unlimited Wireless sub-brand in the Richmond and Hampton Roads, Virginia markets. FRAWG provides value-seeking customers prepay wireless plan options without a contract, credit check or activation fee. While plans feature competitive price points, acquisition costs for the company are substantially lower due to reduced handset subsidy and sales costs.

“My World” Calling Plans: NTELOS introduced a family of plans featuring unlimited calling to a customer-defined group of numbers. Plans are available at levels of 2, 5, 10 and 20 numbers and include calling to other networks and land lines. “My World” plans include 500 to 2000 nationwide minutes and are priced between $39.99 and $99.00 per month.

Bank Debt Refinancing: On July 20, 2009, the Company announced that it had launched a process to refinance its existing first lien term loan with $670 million of new senior secured credit facilities comprised of a $35 million revolving credit facility and a $635 million term loan. The closing of the new first lien term loan and revolving credit facility is expected to occur in early to mid-August 2009, subject to market and other customary conditions.

Declaration of Dividend: On August 4, 2009, the Board of Directors of NTELOS Holdings Corp. declared a quarterly cash dividend on its common stock in the amount of $0.26 per share to be paid on October 12, 2009 to stockholders of record on September 14, 2009.

Operating Highlights

Consolidated operating revenues for second quarter 2009 were $140.0 million, a 7% increase over second quarter 2008 operating revenues of $130.8 million. Consolidated operating revenues were $280.7 million and $263.1 million for the six-month periods ended June 30, 2009 and June 30, 2008, respectively.

Wireless operating revenues for the quarter were $108.9 million compared to $99.9 million for the same period in 2008, an increase of 9%. For the first six months of 2009, wireless operating revenues were $218.1 million compared to $201.9 million for the first six months of 2008, an increase of 8%. Effective April 1, 2008, the Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. The proforma impact of this change would have resulted in wireless revenue growth for the first half of 2009 of 10% over the first half of 2008. Wireless wholesale revenues were $31.3 million for second quarter 2009 compared to $24.8 million for the same quarter last year. Wholesale revenues were primarily derived from the Strategic Network Alliance Agreement with Sprint Nextel, which totaled $29.9 million for second quarter 2009 and $58.7 million for the first six months of 2009. Retail wireless subscribers were 442,089 at June 30, 2009, a 4% increase from 425,880 at June 30, 2008. This growth resulted in a 3% increase in subscriber revenues over the six months ended June 30, 2008.

Wireline operating revenues were $31.0 million for the second quarter of 2009, a 1% increase over second quarter 2008 revenues of $30.7 million. Wireline operating revenues for the first six months of 2009 were $62.4 million compared to $60.9 million for the first six months of 2008. Rural Local Exchange Carrier (RLEC) operating revenues were $14.5 million in the second quarter of 2009 compared to $14.9 million in second quarter 2008. In the Competitive Wireline segment, which consists of Competitive Local Exchange Carrier (CLEC), Internet Service Provider (ISP) and network operations, operating revenues grew 5% from $15.8 million for the second quarter 2008 to $16.6 million for the second quarter of 2009. Revenues from Competitive Wireline strategic products, including local phone services, IPTV-based video services, broadband voice and data services and high-capacity network access and transport services, grew $0.7 million, or 6%, from the second quarter 2008 to the second quarter 2009.

Consolidated adjusted EBITDA for second quarter 2009 was $60.3 million, with a margin of 43%. This amount represents an increase of 5% over second quarter 2008 adjusted EBITDA of $57.6 million. Consolidated adjusted EBITDA for the first six months of 2009 was $118.4 million compared to $113.1 million for the same period last year, an increase of 5%.

Wireless adjusted EBITDA was $44.0 million for the second quarter of 2009, compared to $41.2 million for second quarter 2008, an increase of 7%. Adjusted EBITDA margin for wireless was 40%, compared to 41% for second quarter of 2008, reflecting incremental operating costs related to the network upgrade and an increase in handset subsidy resulting from a higher proportion of smart phone sales in the current quarter. For the first six months of 2009, wireless adjusted EBITDA was $86.8 million compared to $81.2 million for the first six months of 2008, an increase of 7%.

Wireline adjusted EBITDA was $17.5 million for the second quarter of 2009 compared to $17.4 million for the second quarter 2008. Wireline adjusted EBITDA for the first six months of 2009 was $35.2 million compared to $34.5 million for the first six months of 2008, an increase of 2%. Wireline adjusted EBITDA margin for second quarter 2009 was 56% with RLEC margin of 74% and Competitive wireline margin of 41%.

Capital expenditures for the second quarter 2009 were $37.9 million and were $69.5 million for the first six months of 2009. These amounts reflect heavier spending levels in the first half of the year for several projects, including the wireless EV-DO upgrade, wireline core data network upgrades, and corporate IT upgrades for a new prepay billing platform and web portal.

Business Segment Highlights

Wireless

•

Wireless gross subscriber additions for second quarter 2009 were 37,944, up 4% from 36,559 in second quarter 2008. Net wireless subscriber additions for second quarter 2009 were a loss of 2,386. While churn rates for second quarter 2009 improved sequentially from the previous quarter, with total monthly subscriber churn of 3.0% and postpay churn of 2.1%, both were higher than churn from second quarter last year, pressuring net additions. Total subscribers at June 30, 2009 of 442,089 reflect a 4% increase from ending subscribers at June 30, 2008.

•

Postpay ARPU was $57.28 for the second quarter of 2009, compared to $56.19 for the second quarter 2008. Postpay data ARPU continued to show significant growth, increasing $2.81, or 40%, from $7.07 in second quarter 2008 to $9.88 in second quarter 2009. Sequentially, postpay data ARPU is up 5%, or $0.51, compared to first quarter 2009. On a total customer basis, ARPU for second quarter 2009 was $53.49, down $1.09 reflecting declining prepay ARPU driven by competitive pricing and customers choosing lower-priced plans.

•	Total wireless network cell sites were 1,217 at June 30, 2009, with 86% or 1,047 sites EV-DO capable. A total of 747 sites were within the wholesale footprint at quarter-end.

“We are pleased with our continued year over year growth in wireless sales and with the opportunities presented by our new FRAWG and ‘My World’ calling plans,” said Quarforth. “Although churn, at levels higher than last year, pressured net additions this quarter, the sequential churn improvement from the previous quarter is encouraging.”

Wireline

•

RLEC: RLEC operating revenues for second quarter 2009 were $14.5 million compared to $14.9 million in second quarter 2008. Despite access line losses, RLEC revenues for the first six months of 2009 were $29.1 million, only slightly below the first six months of 2008 of $29.4 million, as tandem switched access revenues from other carriers nearly offset declines from line losses. RLEC adjusted EBITDA was $10.7 million for the second quarter 2009 and $21.7 million for the first half of 2009, compared to $11.0 million and $21.6 million for second quarter and the first half of 2008, respectively.

•

Competitive Wireline: Revenues from wireline strategic products increased approximately $0.7 million, or 6%, to $13.7 million in second quarter 2009 from $13.0 million in second quarter 2008, due to customer growth and continued growth in data connectivity and bandwidth demand. Several high-speed data products showed significant revenue growth from second quarter 2008 to second quarter 2009: Dedicated Internet, up 15%; Integrated Access, up 15%; Metro Ethernet, up 39%; and Broadband over fiber and IPTV video, up 155%. Broadband growth in the RLEC footprint continues to be especially strong, with a year-over-year gain of 1,320 customers, increasing customer penetration from 42% at June 30, 2008 to 50% at the end of second quarter 2009. Adjusted EBITDA for the Competitive Wireline segment increased 6%, to $6.7 million in the second quarter 2009 from $6.4 million in the second quarter 2008. Adjusted EBITDA for the first six months of 2009 increased 5%, to $13.5 million from $12.8 million in the first six months of 2008.

“Our wireline business continues to outperform the overall industry,” stated Quarforth. “Previous investments in strategic products such as broadband, fiber backhaul for wireless carriers, and video products have enabled NTELOS to drive revenue and EBITDA growth, despite declines in local access lines.”

Quarforth concluded, “We are pleased with our second quarter results, especially when viewed against the backdrop of the weak economy. Our continued growth in adjusted EBITDA through this prolonged recessionary period reflects the early successes of our data-focused growth catalysts. The completion of our EV-DO network upgrade, and the related capital expenditures, is a significant milestone and provides us continued data ARPU and free cash flow growth opportunities for the second-half of the year. We are pleased to re-affirm our previously issued 2009 annual guidance for revenues, adjusted EBITDA and capital expenditures.”

Business Outlook

The following statements are based on management’s current expectations. These statements are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

As previously announced on July 20, 2009, the Company expects 2009 consolidated operating revenues to range between $562 million and $571 million; consolidated adjusted EBITDA to range between $230 million and $236 million; and capital expenditures to range between $109 million and $115 million. Current guidance does not reflect potential impacts to book and cash interest expense, book and cash income tax expense and the resulting changes to net income related to the proposed financing transaction. Please see the Business Outlook exhibit with this press release for additional guidance detail.

###

Note: Subsequent to the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2008, the Company discovered an error related to the billing information used by the Company for billing services to Sprint under its Strategic Network Alliance agreement. A portion of network usage by Sprint customers had been incorrectly classified in the Company’s billing process. As a result, wireless wholesale revenue was overstated by approximately $3.9 million in 2008 ($2.4 million after tax, or $0.06 per share). Quarterly for 2008, this amount is estimated to be $0.2 million, $0.9 million and $2.8 million in the second, third and fourth quarters 2008, respectively. The Company assessed the materiality and determined that the error was immaterial to previously reported amounts contained in its periodic reports. The Company’s financial statements for the fiscal 2008 quarterly periods have been adjusted to reflect the effect of this immaterial error.

Non-GAAP Measures

Adjusted EBITDA is defined as net income attributable to NTELOS Holdings Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, loss on interest rate swap agreement, net income attributable to noncontrolling interests, other income, non-cash compensation charges, voluntary early retirement charges and secondary offering costs.

ARPU, or average monthly revenues per subscriber/unit with service, is computed by dividing service revenues per period by the weighted average number of subscribers with service during that period. Please see footnotes in exhibits for a complete definition of this measure.

Adjusted EBITDA and ARPU, are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with GAAP. Please refer to the exhibits and materials posted on the Company’s website for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with GAAP and for a discussion of the presentation, comparability and use of such financial performance measures.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, IPTV-based video services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at www.ntelos.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words “anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications industry; adverse economic conditions; leverage; operating and financial restrictions imposed by our senior credit facilities; our cash requirements; increased competition in our markets; declining prices for our services; changes or advances in technology; the potential to experience a high rate of customer turnover; our dependence on our affiliation with Sprint Nextel (“Sprint”); a potential increase in the roaming rates we pay; wireless handset subsidy costs; the potential for our largest competitors and Sprint to build networks in our markets; the potential loss of our licenses; federal and state regulatory developments including developments that could negatively affect our revenues from network access charges and the universal service fund; loss of our cell sites; the rates of penetration in the wireless telecommunications industry; our capital requirements; governmental fees and surcharges; our reliance on certain suppliers and vendors and the transition of our prepay billing services to a new vendor; the potential for system failures or unauthorized use of our network; the potential for security breaches of our physical facilities; the potential for patent and other intellectual property right infringement claims; the potential loss of our senior management and inability to hire additional personnel; the trading market for our common stock; the potential influence over us by our largest stockholder, Quadrangle; our ability to pay dividends; provisions in our charter documents and Delaware law; and other unforeseen difficulties that may occur. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Reports filed on Forms 10-K.

Exhibits:

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Operations

•	Summary of Operating Results

•	Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

•	Reconciliation of Operating Income to Adjusted EBITDA

•	Customer Summary

•	Wireless Customer Detail

•	Wireless Key Performance Indicators (KPI)

•	Wireless ARPU Reconciliation

•	Business Outlook for the Year 2009

NTELOS Holdings Corp.

Condensed Consolidated Balance Sheets (unaudited)

	June 30, 2009	December 31, 2008 [1]
(in thousands)
ASSETS
Current Assets
Cash	$65,061	$65,692
Accounts receivable, net	43,777	47,270
Inventories and supplies	9,778	11,107
Other receivables	2,458	2,809
Income tax receivable	—	718
Prepaid expenses and other	12,046	8,843

	133,120	136,439

Securities and investments	878	762

Property, plant and equipment, net	475,901	446,473

Other Assets
Goodwill	118,448	118,448
Franchise rights	32,000	32,000
Other intangibles, net	68,490	74,151
Radio spectrum licenses in service	115,447	115,449
Radio spectrum licenses not in service	17,004	16,931
Deferred charges and other assets	3,105	3,648

	354,494	360,627

Total Assets	$964,393	$944,301

LIABILITIES AND EQUITY
Current Liabilities
Current portion of long-term debt	$6,819	$6,739
Interest rate swap	7,746	—
Accounts payable	33,165	31,645
Dividends payable	11,014	10,968
Advance billings and customer deposits	19,579	19,772
Accrued payroll	4,004	10,119
Accrued interest	1,016	290
Income tax payable	1,575	—
Accrued operating taxes	4,364	3,439
Other accrued liabilities	4,193	3,787

	93,475	86,759

Long-Term Liabilities
Long-term debt	598,158	601,173
Interest rate swap	—	9,184
Other long-term liabilities	92,942	82,066

	691,100	692,423

Equity	179,818	165,119

Total Liabilities and Equity	$964,393	$944,301

[1]	Please see accompanying note in this earnings release and Form 10-Q filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.

NTELOS Holdings Corp.

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended:		Six months ended:
(in thousands, except for per share amounts)	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Operating Revenues [1]	$140,001	$130,805	$280,665	$263,054

Operating Expenses [2]

Cost of sales and services (exclusive of items shown separately below)	44,472	39,960	89,696	82,817

Customer operations	28,770	26,322	58,184	52,949

Corporate operations [3]	7,994	8,624	16,962	17,003

Depreciation and amortization [4]	23,091	25,812	46,249	53,826

Accretion of asset retirement obligations	285	268	561	496

	104,612	100,986	211,652	207,091

Operating Income	35,389	29,819	69,013	55,963

Other Income (Expenses)
Interest expense	(6,484)	(8,040)	(11,790)	(16,855)
Gain on interest rate swap agreement	510	9,478	1,438	6,299
Other (expense) income	(132)	383	(57)	827

	29,283	31,640	58,604	46,234

Income Tax Expense	11,706	12,482	23,393	18,537

Net Income	17,577	19,158	35,211	27,697

Net Income Attributable to Noncontrolling Interests	(241)	(14)	(473)	(31)

Net Income Attributable to NTELOS Holdings Corp.	$17,336	$19,144	$34,738	$27,666

Basic and Diluted Earnings per Common Share Attributable to NTELOS Holdings Corp. Stockholders:

Income per share - basic	$0.41	$0.46	$0.82	$0.66
Income per share - diluted	$0.41	$0.45	$0.82	$0.65

Weighted average shares outstanding - basic	42,173	41,960	42,164	41,815
Weighted average shares outstanding - diluted	42,448	42,291	42,389	42,262

Cash Dividends Declared per Share - Common Stock	$0.26	$0.21	$0.52	$0.42

[1]	Please see accompanying note in this earnings release and Form 10-Q filed with the SEC for additional detail relating to a wireless wholesale revenue correction for the year 2008.
[2]

Includes non-cash compensation charge related to equity incentive awards of $1.5 million and $0.7 million for the three months ended June 30, 2009 and 2008, respectively, and $2.6 million and $1.9 million for the six months ended June 30, 2009 and 2008, respectively.

[3]

First quarter 2009 includes a one-time cash payment of $1.0 million to James A. Hyde, NTELOS’ newly hired president and COO, in consideration foregone by Mr. Hyde by departing his previous employer before 2009 vesting dates. Mr. Hyde joined the Company in March 2009. Please see Form 8-K filed with the SEC on January 14, 2009 for additional information.

[4]

Depreciation and amortization expense includes accelerated depreciation primarily related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.2 million and $2.4 million for the three months and six months ended June 30, 2009, respectively, and $5.6 million and $13.5 million for the three months and six months ended June 30, 2008, respectively.

NTELOS Holdings Corp.

Summary of Operating Results

	Three months ended:		Six months ended:
(dollars in thousands)	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009
Operating Revenues
Wireless PCS Operations	$99,950	$108,858	$201,863	$218,064
Subscriber Revenues	69,378	71,623	139,767	143,378
Wholesale/Roaming Revenues, net	24,830	31,287	49,367	61,363
Equipment Revenues	5,420	5,591	12,110	12,632
Other Revenues	322	357	619	691

Wireline Operations
RLEC	14,922	14,458	29,357	29,148
Competitive Wireline	15,790	16,567	31,536	33,210

Wireline Total	30,712	31,025	60,893	62,358

Other	143	118	298	243

	$130,805	$140,001	$263,054	$280,665

Operating Expenses

(before depreciation & amortization, asset impairment charges, accretion of asset retirement obligations, non-cash compensation and voluntary early retirement program charges, a non-GAAP Measure of operating expenses)

Wireless PCS Operations	$58,718	$64,842	$120,707	$131,257
Cost of Sales and Services
Cost of Sales - Equipment	6,672	8,943	14,561	18,814
Cost of Sales - Access & Other	11,374	10,850	24,715	21,839
Maintenance and Support	12,493	14,658	24,721	29,001
Customer Operations	22,219	24,588	44,908	50,078
Corporate Operations	5,960	5,803	11,802	11,525

Wireline Operations
RLEC	3,884	3,725	7,734	7,466
Competitive Wireline	9,413	9,834	18,707	19,683

Wireline Total	13,297	13,559	26,441	27,149

Other	1,203	1,313	2,773	3,871

	$73,218	$79,714	$149,921	$162,277

Adjusted EBITDA (a non-GAAP Measure) [1]
Wireless PCS Operations	$41,232	$44,016	$81,156	$86,807

Wireline Operations
RLEC	11,038	10,733	21,623	21,682
Competitive Wireline	6,377	6,733	12,829	13,527

Wireline Total	17,415	17,466	34,452	35,209

Other	(1,060)	(1,195)	(2,475)	(3,628)

	$57,587	$60,287	$113,133	$118,388

Capital Expenditures
Wireless PCS Operations	$19,739	$16,668	$30,368	$34,619

Wireline Operations
RLEC	4,548	4,025	7,601	6,862
Competitive Wireline	4,477	8,001	12,414	15,355

Wireline Total	9,025	12,026	20,015	22,217

Other	2,490	9,231	6,347	12,703

	$31,254	$37,925	$56,730	$69,539

Adjusted EBITDA less Capital Expenditures (a non-GAAP measure)
Wireless PCS Operations	$21,493	$27,348	$50,788	$52,188

Wireline Operations
RLEC	6,490	6,708	14,022	14,820
Competitive Wireline	1,900	(1,268)	415	(1,828)

Wireline Total	8,390	5,440	14,437	12,992

Other	(3,550)	(10,426)	(8,822)	(16,331)

	$26,333	$22,362	$56,403	$48,849

[1]	Please see earnings release schedules available on the Company’s website or NTELOS Holdings Corp. SEC filings for reconciliations of adjusted EBITDA to operating income and to net income.

NTELOS Holdings Corp.

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Operating Income

	Three months ended:		Six months ended:
(dollars in thousands)	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009
Net income attributable to NTELOS Holdings Corp.	$19,144	$17,336	$27,666	$34,738
Net income attributable to noncontrolling interests	14	241	31	473

Net Income	19,158	17,577	27,697	35,211

Interest expense	8,040	6,484	16,855	11,790
Loss (gain) on interest rate swap agreement	(9,478)	(510)	(6,299)	(1,438)
Income taxes	12,482	11,706	18,537	23,393
Other (expense) income	(383)	132	(827)	57

Operating income	$29,819	$35,389	$55,963	$69,013

Wireless	$21,886	$27,248	$40,374	$53,401
RLEC	6,823	6,992	13,844	14,207
Competitive Wireline	2,903	3,640	6,138	7,264
Other	(1,793)	(2,491)	(4,393)	(5,859)

Operating income	$29,819	$35,389	$55,963	$69,013

NTELOS Holding Corp.

Reconciliation of Operating Income to Adjusted EBITDA

	2008					2009
(dollars in thousands)	Wireless PCS	RLEC	Competitive Wireline	Other	Total	Wireless PCS	RLEC	Competitive Wireline	Other	Total
For The Three Months Ended June 30
Operating Income	$21,886	$6,823	$2,903	$(1,793)	$29,819	$27,248	$6,992	$3,640	$(2,491)	$35,389
Depreciation and amortization [1]	19,101	3,616	3,077	18	25,812	16,359	3,647	3,068	17	23,091

Sub-total:	40,987	10,439	5,980	(1,775)	55,631	43,607	10,639	6,708	(2,474)	58,480

Accretion of asset retirement obligations	245	6	15	2	268	265	4	15	1	285
Non-cash compensation	—	—	—	713	713	144	90	10	1,278	1,522
Voluntary early retirement plan	—	593	382	—	975	—	—	—	—	—

Adjusted EBITDA	$41,232	$11,038	$6,377	$(1,060)	$57,587	$44,016	$10,733	$6,733	$(1,195)	$60,287

Adjusted EBITDA Margin	41.3%	74.0%	40.4%	NM	44.0%	40.4%	74.2%	40.6%	NM	43.1%

For The Six Months Ended June 30
Operating Income	$40,374	$13,844	$6,138	$(4,393)	$55,963	$53,401	$14,207	$7,264	$(5,859)	$69,013
Depreciation and amortization [1]	40,329	7,177	6,280	40	53,826	32,642	7,313	6,219	75	46,249

Sub-total:	80,703	21,021	12,418	(4,353)	109,789	86,043	21,520	13,483	(5,784)	115,262

Accretion of asset retirement obligations	453	9	29	5	496	522	9	29	1	561
Non-cash compensation	—	—	—	1,873	1,873	242	153	15	2,155	2,565
Voluntary early retirement plan	—	593	382	—	975	—	—	—	—	—

Adjusted EBITDA	$81,156	$21,623	$12,829	$(2,475)	$113,133	$86,807	$21,682	$13,527	$(3,628)	$118,388

Adjusted EBITDA Margin	40.2%	73.7%	40.7%	NM	43.0%	39.8%	74.4%	40.7%	NM	42.2%

[1]

Depreciation and amortization expense includes accelerated depreciation related to 3G-1xRTT equipment that has been or is scheduled to be replaced or redeployed in connection with the EV-DO upgrade of $1.2 million and $2.4 million for the three months and six months ended June 30, 2009, respectively, and $5.6 million and $13.5 million for the three months and six months ended June 30, 2008, respectively.

NTELOS Holdings Corp.

Customer Summary Table

Quarter Ended:	6/30/2008	9/30/2008	12/31/2008	3/31/2009	6/30/2009
Wireless Subscribers	425,880	427,028	435,008	444,475	442,089

RLEC Total Access Lines	42,777	41,989	41,135	40,343	39,616

RLEC Residential Access Lines	27,870	27,124	26,513	25,893	25,402

CLEC Access Lines [1]	49,555	49,856	49,899	49,499	49,162

RLEC Broadband Customers [2]	12,701	13,010	13,358	13,791	14,021

Total Broadband Connections [2]	21,371	21,825	22,505	22,846	22,768

Long Distance Subscribers	49,069	49,027	48,655	48,240	48,017

[1]	Includes customer Primary Rate Interface (PRI) line equivalents at 23 lines per PRI. Excludes intercompany PRI lines.
[2]

Includes DSL, dedicated Internet access, wireless portable broadband, broadband over fiber and metro Ethernet. All revenues from broadband products, including RLEC broadband, are recorded in the operating revenues of the Competitive wireline segment.

NTELOS Holdings Corp.

Wireless Customer Detail

						Six months ended:
Quarter Ended:	6/30/2008	9/30/2008	12/31/2008	3/31/2009	6/30/2009	6/30/2008	6/30/2009
Total Wireless Subscribers
Beginning Subscribers	421,265	425,880	427,028	435,008	444,475	406,795	435,008
Prepay	127,765	127,419	123,451	123,999	130,205	115,068	123,999
Postpay	293,500	298,461	303,577	311,009	314,270	291,727	311,009

Gross Additions	36,559	41,322	48,964	50,426	37,944	83,512	88,370
Prepay	17,900	17,727	22,888	27,221	20,161	47,486	47,382
Postpay	18,659	23,595	26,076	23,205	17,783	36,026	40,988

Disconnections	31,944	40,174	40,984	40,959	40,330	64,427	81,289
Prepay	17,456	20,969	21,579	20,170	20,489	33,576	40,659
Postpay	14,488	19,205	19,405	20,789	19,841	30,851	40,630

Net Additions	4,615	1,148	7,980	9,467	(2,386)	19,085	7,081
Prepay	444	(3,242)	1,309	7,051	(328)	13,910	6,723
Postpay	4,171	4,390	6,671	2,416	(2,058)	5,175	358

Ending Subscribers	425,880	427,028	435,008	444,475	442,089	425,880	442,089
Prepay	127,419	123,451	123,999	130,205	129,323	127,419	129,323
Postpay	298,461	303,577	311,009	314,270	312,766	298,461	312,766

Postpay subscriber loss for second quarter 2009 of 1,504 consists of net losses of 2,058 and conversions of prepay customers to postpay of 554.

NTELOS Holdings Corp.

Wireless Key Performance Indicators

	Three months ended:		Six months ended:
	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009
Average Subscribers (weighted monthly)	423,545	443,179	419,180	441,904

Gross Subscriber Revenues ($000)	$69,347	$71,122	$140,224	$143,264
Revenue Accruals & Deferrals	84	568	(350)	244
Eliminations & Other Adjustments	(53)	(67)	(107)	(130)

Net Subscriber Revenues ($000)	$69,378	$71,623	$139,767	$143,378

Average Monthly Revenue per Subscriber/Unit (ARPU) [1,2]	$54.58	$53.49	$55.75	$54.03

Average Monthly Revenue per Postpay Subscriber/Unit (ARPU) [1,2]	$56.19	$57.28	$56.56	$57.08

Average Monthly Data Revenue per Subscriber/Unit (ARPU) [1]	$7.17	$8.96	$7.12	$8.87

Average Monthly Data Revenue per Postpay Subscriber/Unit (ARPU) [1]	$7.07	$9.88	$6.80	$9.62

Strategic Network Alliance Revenues ($000)
Home Voice	$13,129	$12,786	$26,409	$25,562
Travel Voice	3,992	4,011	8,031	7,962

Total Voice	17,121	16,797	34,440	33,524

Home Data	3,148	3,348	5,933	6,531
Travel Data	3,768	9,743	6,460	18,658

Total Data	6,916	13,091	12,393	25,189

Revenue Minimum Adjustment	—	—	1,247	—

Total	$24,037	$29,888	$48,080	$58,713

Monthly Postpay Subscriber Churn	1.6%	2.1%	1.7%	2.2%

Monthly Blended Subscriber Churn	2.5%	3.0%	2.6%	3.1%

Total Cell Sites (period ending)			1,082	1,217

EV-DO Rev. A Cell Sites (period ending; sub-set of Total Cell Sites above)			282	1,047

Cell Sites under the Strategic Network Alliance Agreement (period ending; sub-set of Total Cell Sites above)			654	747

[1]

Average monthly revenues per subscriber/unit in service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of handsets in service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the first six months 2008. For the first six months 2008 total and postpay ARPU, proforma for these reporting changes would have been $54.62 and $55.42, respectively.

NTELOS Holdings Corp.

Wireless ARPU Reconciliation

Average Revenue per Handset/Unit (ARPU) [1] (dollars in thousands except for subscribers and ARPU)	Three months ended:		Six months ended:
	June 30, 2008	June 30, 2009	June 30, 2008	June 30, 2009
Operating Revenues	$130,805	$140,001	$263,054	$280,665
Less: Wireline and other operating revenue	(30,855)	(31,143)	(61,191)	(62,601)

Wireless communications revenue	99,950	108,858	201,863	218,064
Less: Equipment revenue from sales to new customers	(2,969)	(1,111)	(6,986)	(2,883)
Less: Equipment revenue from sales to existing customers	(2,081)	(4,480)	(4,579)	(9,749)
Less: Wholesale revenue	(24,830)	(31,287)	(49,367)	(61,363)
Less: Other revenues, eliminations and adjustments	(723)	(858)	(707)	(805)

Wireless gross subscriber revenue [2]	$69,347	$71,122	$140,224	$143,264

Less: Paid in advance subscriber revenue	(19,720)	(17,606)	(40,341)	(36,249)
Plus: adjustments	168	388	(139)	251

Wireless gross postpay subscriber revenue	$49,795	$53,904	$99,744	$107,266

Average subscribers	423,545	443,179	419,180	441,904

Total ARPU [2]	$54.58	$53.49	$55.75	$54.03

Average postpay subscribers	295,389	313,661	293,907	313,222

Postpay ARPU [2]	$56.19	$57.28	$56.56	$57.08

Wireless gross subscriber revenue [2]	$69,347	$71,122	$140,224	$143,264
Less: Wireless voice and other feature revenue	(60,235)	(59,207)	(122,307)	(119,744)

Wireless data revenue	$9,112	$11,915	$17,917	$23,520

Average subscribers	423,545	443,179	419,180	441,904

Total Data ARPU	$7.17	$8.96	$7.12	$8.87

Wireless gross postpay subscriber revenue	$49,795	$53,904	$99,744	$107,266
Less: Wireless postpay voice and other feature revenue	(43,527)	(44,607)	(87,749)	(89,181)

Wireless postpay data revenue	$6,268	$9,297	$11,995	$18,085

Average postpay subscribers	295,389	313,661	293,907	313,222

Postpay data ARPU	$7.07	$9.88	$6.80	$9.62

[1]

Average monthly revenues per subscriber/unit with service, or ARPU, is an industry metric that measures service revenues per period divided by the weighted average number of subscribers with service during that period. ARPU as defined may not be similar to ARPU measures of other companies, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company’s statement of operations. The Company closely monitors the effects of new rate plans and service offerings on ARPU in order to determine their effectiveness. ARPU provides management useful information concerning the appeal of NTELOS rate plans and service offerings and the Company’s performance in attracting and retaining high value customers.

[2]

The Company entered into a new agreement with more favorable terms to provide handset insurance to wireless subscribers, beginning April 1, 2008. Due to the differences in the terms of this new arrangement, revenues for handset insurance are no longer reported on a gross basis, but on a net basis instead. Proforma for these reporting changes, wireless subscriber revenues and cost of sales would have been reduced by $2.8 million for the first six months 2008. For the first six months 2008 total and postpay ARPU, proforma for these reporting changes would have been $54.62 and $55.42, respectively.

NTELOS Holdings Corp.

Business Outlook for the Year 2009 [1] (as of August 5, 2009) (dollars in millions)	Twelve Months 2009
Operating Revenues - Guidance
Wireless	$438.0	to	$444.0
Wireline	124.0	to	127.0
Other	—		—

	$562.0	to	$571.0

Reconciliation of Net Income Attributable to NTELOS Holdings Corp. to Adjusted EBITDA - Guidance

Net Income Attributable to NTELOS Holdings Corp.	$58.0	to	$66.0
Net Income Attributable to Noncontrolling Interests	1.0		1.0

Net Income	59.0	to	67.0

Interest expense, net [2]	23.5	to	21.5
Income tax expense [3]	40.0	to	45.0
Other income	0.5		0.5

Operating Income	123.0	to	134.0

Depreciation and amortization	99.0	to	95.0
Accretion of asset retirement obligations	1.0		1.0
Non-cash compensation charges	7.0	to	6.0

Adjusted EBITDA	$230.0	to	$236.0

Wireless	$167.0	to	$171.0
Wireline	69.0	to	71.0
Other	(6.0)		(6.0)

Adjusted EBITDA	$230.0	to	$236.0

Capital Expenditures
Wireless	$62.0	to	$58.0
Wireline	34.0	to	32.0
Other	19.0	to	19.0

Total Capital Expenditures	$115.0	to	$109.0

Note:	Guidance presented in this exhibit, including footnotes, does not reflect potential impacts to book and cash interest expense, book and cash income tax expense and the resulting changes to net income related to the proposed financing transaction.

[1]

These estimates are based on management’s current expectations. These estimates are forward-looking and actual results may differ materially. Please see “Special Note from the Company Regarding Forward-Looking Statements.”

[2]	Cash payments for interest expense for 2009 are expected to be approximately $28 million to $30 million.
[3]	Current cash income tax for 2009 is expected to be between $11 million and $15 million.